EXHIBIT 99.1

Corporate Contacts

Wilson W. Cheung	Jane Green
Chief Financial Officer	Investors/Media
650.358.3434	650.358.1447
wcheung@sciclone.com	jgreen@sciclone.com

SCICLONE REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER 2014

ZADAXIN® Revenues Up 30% Compared to First Quarter 2013

FOSTER CITY, CA — May 12, 2014 — SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the first quarter ended March 31, 2014.

•	Revenues: Revenues for the first quarter 2014 were $26.6 million, compared to $29.8 million for the same period in 2013. On the basis of the Company’s core business, which includes ZADAXIN®, Aggrastat® and all Pfizer and Baxter products, revenues in the first quarter represent a growth of 31%.

•	GAAP Basic EPS: GAAP basic earnings per share for the first quarter 2014 were $0.08, compared to $0.08 for the same period in 2013.

•	Non-GAAP Basic EPS: Non-GAAP basic earnings per share for the first quarter 2014 were $0.10, compared to $0.10 for the same period in 2013.

ZADAXIN revenues were $24.7 million for the first quarter 2014, a $5.7 million or 30% increase, compared to $19.0 million in the same period in 2013. SciClone believes its ZADAXIN product revenues in the first half of 2013, and the fourth quarter of 2012, were adversely affected by the increase in channel inventory it experienced in the latter half of 2012, and believes that ZADAXIN channel inventory has now returned to normal levels. Promotion services revenues were $0.5 million for the first quarter of 2014, derived mainly from the Company’s product promotion agreement with Baxter. As a result of the expiration of the promotion agreements with Sanofi Aventis S.A. (“Sanofi”) at the end of their term on December 31, 2013, the Company’s promotion agreement revenues were $8.8 million or 95% lower compared to $9.3 million recorded in the same period in 2013.

On a GAAP basis, SciClone reported net income for the first quarter of 2014 of $4.1 million or $0.08 per share on both a basic and diluted basis for the first quarter 2014, compared to net income of $4.2 million for the same period in the prior year or $0.08 per share on both a basic and diluted basis for the same period in the prior year.

SciClone’s non-GAAP net income for the first quarter of 2014 was $5.0 million or $0.10 and $0.09 per share on a basic and diluted basis, respectively, compared to $5.2 million or $0.10 and $0.09 per share on a basic and diluted basis, respectively, for the same period of last year.

“We are pleased with our performance in the first quarter of 2014, especially relative to the continuation of strong growth in ZADAXIN sales which began to resume in the fourth quarter of 2013,” said Friedhelm Blobel, Ph.D., SciClone’s Chief Executive Officer. “We believe that the sales and marketing strategies we have implemented over the last several months are succeeding in driving demand and increasing market penetration. We have seen a meaningful increase in the number of hospital departments where ZADAXIN is being prescribed, and an increase in the number of customers within established departments already utilizing ZADAXIN, thus underscoring the successful implementation of our ‘wider and deeper’ strategy. We believe that we are on track to achieve our guidance for the year, and are optimistic that we will continue to see growth in ZADAXIN sales, as well as in our primary care/cardiovascular and oncology businesses this year. We see evidence that the China pharmaceuticals market is growing again at a robust rate, and continues to represent a significant opportunity for SciClone. We are actively engaged in seeking additional business development opportunities to further expand our product portfolio, and believe that we are well-positioned to attract new partners. We are committed to continuing our strong focus on constant improvement in our company-wide compliance program, and believe that is a key, differentiating asset for our Company.”

Sales and marketing expenses for the first quarter of 2014 were $9.8 million, compared with $11.2 million for the same period of the prior year. SciClone restructured its sales force in the fourth quarter of 2013 related to the expiration of the Sanofi distribution agreements, and the sales force has been reduced by over 200 salespersons by March 31, 2014, compared to one year ago. In addition, sales and marketing expenses decreased for the first quarter of 2014 related to the expiration of the Sanofi agreements and the reduction in costs associated with marketing the products under these agreements. These reductions were partially offset by growth in the sales and marketing efforts for ZADAXIN.

Research and development (R&D) expenses for the first quarter of 2014 were $1.5 million, compared with $0.4 million of R&D expenses for the same period of last year, an increase of $1.1 million, primarily related to costs incurred in the evaluation of potential sepsis clinical studies for ZADAXIN.

General and administrative (G&A) expenses for the first quarter of 2014 were $6.0 million, compared with $8.6 million for the same period in the prior year, primarily related to lower legal costs associated with the ongoing government investigation and other legal matters and lower accounting fees that were incurred in the prior year period related to the restatement of the consolidated financial statements for the year ended December 31, 2011, and certain quarters of 2011 and 2012.

As of March 31, 2014, cash and cash equivalents, restricted cash and investments totaled $87.5 million, compared to $85.9 million as of December 31, 2013. SciClone has a share repurchase program under which its Board of Directors authorized $50.5 million, of which approximately $43.4 million had been utilized through March 31, 2014, and approximately $7.1 million remained available.

SciClone has presented non-GAAP information above as the Company believes this non-GAAP information is useful for investors, taken in conjunction with SciClone’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of SciClone’s operating results as reported under GAAP. The non-GAAP calculations and reconciliation are provided in the accompanying table titled “Reconciliation of GAAP to Non-GAAP Net Income.”

Conference Call Today

SciClone is hosting a conference call today at 8:30 am ET (5:30 am PT) to provide a financial update. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO, and Wilson W. Cheung, Senior Vice President and CFO.

LIVE CALL:	866.318.8614(U.S./Canada)
617.399.5133(International)
Passcode:49837055

REPLAY:	888.286.8010(U.S./Canada)
617.801.6888(International)
Passcode:63487397
(Replay available from May 12, 2014, at 12:30 pm ET until 11:59 pm ET on May 19, 2014)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at www.sciclone.com. The information provided on the teleconference is accurate only at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio spanning major therapeutic markets including oncology, infectious diseases and cardiovascular disorders. SciClone’s proprietary lead product, ZADAXIN® (thymalfasin), is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. Through its promotion business with pharmaceutical partners, SciClone markets multiple branded products in China which are therapeutically differentiated. The Company has successfully in-licensed products with the potential to become future market leaders and to drive the Company’s long-term growth. SciClone is a publicly-held corporation based in Foster City, California, and trades on the NASDAQ Global Select Market under the symbol SCLN. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties relating to: the course, cost and outcome of regulatory matters, including future pricing decisions by authorities in China; the on-going regulatory investigations and expenses related thereto, including potential fines and/or other remedies; the Company’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2014; the dependence of its current and future revenue and prospects on third-party license, promotion or distribution agreements, including the need to renew such agreements, enter into similar agreements, or end arrangements that the Company does not believe are beneficial; the uncertainties as to the impact of the non-renewal of our agreement with Sanofi; operating an international business; uncertainty in the prospects for unapproved products, including ProFlow™ and Neucardin®, including uncertainties as to pricing and competition and risks relating to the clinical trial process and related regulatory approval process and the process of initiating trials at, and enrolling patients at, clinical sites; and the effect of changes in its practices and policies related to the Company’s compliance programs. SciClone cannot predict the timing or outcome of the ongoing SEC and DOJ investigations, or of the level of its efforts required to cooperate with those investigations, however, the Company has incurred substantial expenses in connection with the investigations and related litigation and expects to incur substantial additional expense, and the investigations could result in fines that exceed the minimum amount accrued and further changes in its internal control or other remediation measures that could adversely affect its financial results. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
Revenues:
Product sales, net	$26,064	$20,533
Promotion services	501	9,273

Total net revenues	26,565	29,806
Operating expenses:
Cost of product sales	4,561	4,618
Sales and marketing	9,834	11,199
Research and development	1,476	365
General and administrative	6,033	8,600

Total operating expenses	21,904	24,782

Income from operations	4,661	5,024
Non-operating income (expense):
Interest income	19	19
Interest expense	(29)	(37)
Other expense, net	(119)	(16)

Income before provision for income tax	4,532	4,990
Provision for income tax	398	787

Net income	$4,134	$4,203

Basic net income per share	$0.08	$0.08
Diluted net income per share	$0.08	$0.08
Weighted average shares used in computing:
Basic net income per share	52,026	54,084
Diluted net income per share	53,234	55,472

SCICLONE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2014	2013
GAAP net income	$4,134	$4,203
Non-GAAP adjustment:

Employee stock-based compensation	882	1,019

Non-GAAP net income	$5,016	$5,222

Non-GAAP basic net income per share	$0.10	$0.10
Non-GAAP diluted net income per share	$0.09	$0.09

Weighted average shares used in computing:

Non-GAAP basic net income per share	52,026	54,084

Non-GAAP diluted net income per share	53,234	55,472

SciClone management uses these non-GAAP financial measures to monitor and evaluate the Company’s operating results and trends on an on-going basis and internally for operations, budgeting and financial planning purposes. SciClone believes the non-GAAP information is useful for investors by offering them the ability to better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that affect SciClone. These non-GAAP financial measures that management uses are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP.

SciClone’s non-GAAP financial measures exclude the following item from GAAP net income and net income per share:

•	Employee stock-based compensation. The effects of non-cash employee stock-based compensation.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED SELECTED BALANCE SHEET DATA

(in thousands)

	March 31, 2014	December 31, 2013
Cash, cash equivalents, and restricted cash and investments	$87,545	$85,878
Accounts receivable	32,271	40,008
Inventories	14,049	15,238
Goodwill	34,435	35,357
Total assets	172,192	180,227
Total current liabilities	23,560	33,588
Deferred tax liabilities	101	368
Short-term borrowings	1,608	1,651
Total shareholders’ equity	148,455	146,595